EXHIBIT 99.1

      Digital Fusion Completes Equity Financing with Madison Run

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Oct. 21, 2004--Digital Fusion, Inc. (OTCBB:DIGF), a business and information technology (IT) services provider, today announced that the Company completed a $1.65 million equity financing transaction with Madison Run, LLC. The financing will allow Digital Fusion to retire certain debt, provide working capital to grow its federal engineering services business and provide capital to potentially make acquisitions.
    Madison Run purchased 1.65 million shares of Digital Fusion common stock at $1.00 per share and its affiliate was issued a five-year warrant to purchase 50,000 shares Digital Fusion common stock at $1.25 per share. Madison Run, LLC is a private equity fund specializing in providing growth capital to Huntsville based technology firms. In May of 2004, Madison Run fund made a $450,000 equity investment in Digital Fusion.

    About Digital Fusion

    Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.
    Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington D.C., Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit http://www.digitalfusion.com.

    Forward-Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate,'' "believe,'' "estimate,'' "expect,'' "intend'' and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

    CONTACT: Digital Fusion, Inc., Huntsville
             Roy E. Crippen, 256-837-2620
             rcrippen@digitalfusion.com